FOR IMMEDIATE RELEASE

FORMAL EXPRESSION OF INTEREST IN LIGHTBRIDGE METALLIC FUEL SUBMITTED
TO U.S. NUCLEAR REGULATORY COMMISSION BY FOUR MAJOR U.S. UTILITIES

MCLEAN, VA, May 18, 2015 – The U.S. Nuclear Regulatory Commission (NRC) disclosed today that four U.S. electric utility companies representing nearly 50% of the nation’s nuclear generation have formally asked the Commission to prepare to review the patented metallic fuel design of Lightbridge Corporation (NASDAQ: LTBR), citing opportunities for this fuel product to “significantly improve safety and fuel cycle economics” of nuclear power plants. The NRC relies on communications from U.S. utilities to adjust Commission staffing levels and budgets in anticipation of regulatory review of licensing applications.

The utilities said their joint letter was being submitted in advance of an expected application to the NRC in 2017 for use of Lightbridge fuel lead test assemblies in an “operating U.S. pressurized water reactor as early as 2020.” The Commission posted the utilities’ expression of interest in Lightbridge’s fuel and supporting documents on its official web site at http://pbadupws.nrc.gov/docs/ML1513/ML15134A092.pdf

“Lightbridge is developing the first truly next generation commercial fuel design that can provide significant fuel performance and economic benefits to nuclear utilities,” said Seth Grae, Lightbridge President and Chief Executive Officer. “This expression of interest by major U.S. utilities is the strongest endorsement to date of Lightbridge fuel by potential customers. The Company believes it remains well positioned to realize high-margin revenue streams from technology licensing fees and royalties from a growing $25 billion annual global market for nuclear fuel.”

The advantages of Lightbridge's metallic fuel design were confirmed in independent third-party analyses published in 2012 and 2013, he added. These reports, which include a peer-reviewed article published in Nuclear Technology, are available for download at http://ir.ltbridge.com/. Grae said the indicated benefits of Lightbridge’s fuel include:

•	A 1,000°C reduction in average fuel operating temperature, compared to conventional uranium dioxide pellet fuel, resulting in dramatic safety improvements;
•	Improved heat transfer and fluid flow, increased structural strength, and improved performance during transients and accidents;
•	10% more power and longer fuel cycles or up to 17% more power with the same fuel cycle length for existing pressurized water reactors (PWRs);
•	Up to 30% more power with the same fuel cycle length for new build PWRs;
•	Increased revenue and improved profit margins for existing nuclear power units;
•	Lower total levelized cost per kilowatt-hour for new build reactors;
•	Increased competitiveness of nuclear power versus fossil or renewable energy sources;

The commercial nuclear energy industry is projected to grow rapidly at a time of rising global demand for reliable, carbon-free, base load electric power. There are currently 437 operable civil nuclear reactors in 30 countries around the world, with 65 reactors under construction and 481 on order, planned or proposed, according to the World Nuclear Association. By 2040, the International Energy Agency projects a 58% increase in nuclear capacity from a combination of power uprates and reactor construction.

“Lightbridge staff and capital are keenly focused on the Company’s nuclear fuel development program,” Grae said. “We are confident that this focus on near-term catalysts in fuel technology development will lead to long-term value creation for Lightbridge shareholders.”

The nuclear fuel managers at Dominion Generation, Duke Energy, Exelon Generation and Southern Company comprise the Nuclear Utility Fuel Advisory Board (NUFAB). The board told the Commission that it intends to advise Lightbridge throughout its remaining, ongoing fuel tests and the regulatory review process.

About Lightbridge Corporation
Lightbridge is a nuclear energy company based in McLean, Virginia. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Important milestones achieved by Lightbridge in 2014 include U.S. Patent and Trademark Office (USPTO) approval and issuance in February of the key patent (#8,654,917) covering the Company's multi-lobed metallic fuel rod design and fuel assemblies. In July, the Company was issued its first international patent on its fuel rod design by the Commonwealth of Australia Patents Office. A provisional patent application was filed in the U.S. relating to use of the Company’s metallic fuel in CANDU-type power reactors.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements
This news release contains statements that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

CONTACT:
Gary Sharpe
Investor Relations and Corporate Communications
Lightbridge Corporation
1-571-730-1213
gsharpe@ltbridge.com